BALANCED PORTFOLIO

                    AGREEMENT AND DECLARATION OF UNITHOLDERS

         This AGREEMENT AND DECLARATION OF UNITHOLDERS is made at Minneapolis, Minnesota, as of this 13th day of May, 1996 by the holders of beneficial interest of Balanced Portfolio, a separate series of Growth and Income Trust.

         WITNESS that

         WHEREAS, the Declaration of Trust for Growth and Income Trust provides for no restrictions on the transfer of units therein,; and

         WHEREAS, the holders of units in Balanced Portfolio desire to restrict the transfer of their units in Balanced Portfolio;

         NOW, THEREFORE, the undersigned hereby declare that they will not transfer any units in Balanced Portfolio held by them without the prior written consent of the other unitholders holding at least two thirds of the Balanced Portfolio's units outstanding (excluding the units of the holder seeking to effect the transfer) and that any attempted transfer in violation of this agreement shall be null and void. This agreement shall not affect the rights of any unitholder to redeem units in Balanced Portfolio as provided for in the Declaration of Trust. The undersigned also acknowledge that the remedy of damages for the violation of this agreement would be inadequate and therefore further agree that this agreement shall be enforceable solely by the remedy of specific performance.



                                            IDS INVESTMENT SERIES, INC.
                                                     IDS Mutual

                                       /s/   Leslie L. Ogg
                                             Leslie L. Ogg
                                             Vice President and General Counsel


                                       STRATEGIST GROWTH AND INCOME FUND, INC.
                                                Strategist Balanced Fund

                                      /s/    James A. Mitchell
                                             James A. Mitchell
                                             President